Exhibit 99.1

N E W S R E L E A S E

One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.geogroup.com

THE GEO GROUP REPORTS FOURTH QUARTER 2011 RESULTS

AND ANNOUNCES ADOPTION OF CASH DIVIDEND POLICY

•	4Q11 Net Income of $18.6 Million - $0.30 EPS; 2011 Net Income of $77.5 Million - $1.22 EPS

•	4Q11 Pro Forma Net Income of $23.9 Million - $0.39 Pro Forma EPS

•	2011 Adjusted Funds from Operations of $196.8 Million - $3.09 per Share

•	Issues 2012 Pro Forma EPS Guidance of $1.50 to $1.60

•	Reflects Closure of GEO’s 625-bed Golden State CCF on July 1, 2012

•	Assumes Extended Start-Up and Additional Staffing Expenses for GEOAmey UK project

•	Reflects $0.15 per Share in Carrying Costs for Idle Facilities and $0.18 per Share in Intangibles Amortization Expense

•	Issues 2012 Adjusted Funds from Operations Guidance of $3.18 to $3.34 per Share

•	Board Adopts Dividend Policy; Expects to Declare Quarterly Cash Dividends of $0.10 per Share, or $0.40 per Share Annually, Beginning in 4Q12

Boca Raton, Fla. - February 21, 2012 - The GEO Group, Inc. (NYSE: GEO) (“GEO”) today reported its financial results for the fourth quarter and full year 2011 and announced that GEO’s Board of Directors (GEO’s “Board”) has adopted a dividend policy and expects to declare quarterly cash dividends beginning in the fourth quarter of 2012.

Financial Results - Fourth Quarter 2011 Compared with Fourth Quarter 2010

GEO reported total revenues for the fourth quarter 2011 of $406.5 million compared to total revenues of $374.4 million for the fourth quarter 2010. GEO reported net income for the fourth quarter 2011 of $18.6 million, or $0.30 per diluted share, compared to net income of $23.0 million, or $0.36 per diluted share for the fourth quarter of 2010. GEO’s fourth quarter 2011 net income includes $5.2 million, after-tax, in start-up/transition expenses and a $0.1 million after-tax income effect related to the loss attributable to non-controlling interests.

Excluding these items, GEO reported Pro Forma net income of $23.9 million, or $0.39 per diluted share, for the fourth quarter 2011 compared to Pro Forma net income of $26.7 million, or $0.41 per diluted share for the fourth quarter 2010. Fourth quarter 2011 Adjusted EBITDA increased to $81.5 million from $68.4 million in the fourth quarter 2010. Adjusted Funds from Operations for the fourth quarter 2011 increased to $47.6 million, or $0.77 per diluted share, compared to $39.0 million, or $0.60 per diluted share, for the fourth quarter 2010.

George C. Zoley, Chairman and Chief Executive Officer of GEO, said: “We are pleased with our fourth quarter and year-end results, which continue to reflect sound operational performance and earnings results from our diversified business units. We have provided our initial earnings guidance for 2012 which is impacted by the deactivation of our California contracts, additional start-up and staffing expenses for our GEOAmey project as a result of incumbent employee laws in the United Kingdom, and approximately $0.15 per share in carrying costs for our idle facilities. Notwithstanding these factors, we have issued strong Adjusted Funds from Operations guidance for 2012 of $3.18 to $3.34 per share, which is indicative of what we believe is the strength of our core operations and cash flows.

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Contact:	Pablo E. Paez	(866) 301 4436
Vice President, Corporate Relations

N E W S    R E L E A S E

“In an effort to continue to create shareholder value, our Board has adopted a dividend policy, and we currently expect to declare a quarterly cash dividend of approximately $0.10 per share, or $0.40 per share annually. We expect to declare this new quarterly cash dividend beginning in the fourth quarter of 2012 following the completion of our current projects under development and the use of excess cash flows to deleverage over the next three quarters. This dividend policy is indicative of our long-term view that we can return value to our shareholders while continuing to naturally deleverage and pursue quality growth,” Mr. Zoley added.

Full-Year 2011 Compared with Full-Year 2010

GEO reported total revenues for the full-year 2011 of $1.6 billion compared to total revenues of $1.3 billion for the full-year 2010. GEO reported net income for the full-year 2011 of $77.5 million, or $1.22 per diluted share, compared to net income of $62.8 million, or $1.12 per diluted share for the full-year 2010. GEO’s full-year 2011 net income includes $15.1 million, after-tax, in start-up/transition expenses; $0.7 million, after-tax, in international bid and proposal expenses, $4.1 million, after-tax, in acquisition related expenses, and a $1.2 million after-tax income effect related to the loss attributable to non-controlling interests.

Excluding these items, GEO reported Pro Forma net income of $98.5 million, or $1.55 per diluted share, for the full-year 2011 compared to Pro Forma net income of $85.3 million, or $1.52 per diluted share for the full-year 2010. Full-year 2011 Adjusted EBITDA increased to $318.5 million from $225.4 million for the full-year 2010. Adjusted Funds from Operations for the full-year 2011 increased to $196.8 million, or $3.09 per diluted share, compared to $136.0 million, or $2.43 per diluted share, for the full-year 2010.

Business Segments Revenue

U.S. Corrections & Detention

For the fourth quarter 2011, U.S. Corrections & Detention revenue increased by approximately $0.4 million year-over-year to $243.3 million. Fourth quarter 2011 revenues for U.S. Corrections & Detention reflect the deactivation of the Regional Correctional Center in New Mexico and the Leo Chesney Community Correctional Facility in California in the second and third quarters of 2011 respectively. These facility deactivations were offset by the activation of a new contract with the Bureau of Prisons at the company-owned D. Ray James Correctional Facility in Georgia and the activation of the managed-only Blackwater River Correctional Facility in Florida, both of which began ramping up in the fourth quarter 2010 as well as the activation of the Adelanto ICE Processing Center East in August 2011.

GEO Care

For the fourth quarter 2011, GEO Care revenue increased by approximately $30.9 million year-over-year to $109.3 million. This revenue increase was driven primarily by GEO’s acquisition of BI Incorporated (“BI”) in February 2011 as well as the activation of the 100-bed Montgomery County Mental Health Treatment Facility in Texas in March 2011 offset by the deactivation of the 177-bed Brooklyn Residential Reentry Center in the third quarter 2011.

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Contact:	Pablo E. Paez	(866) 301 4436
Vice President, Corporate Relations

N E W S    R E L E A S E

International Services

For the fourth quarter of 2011, International Services revenue increased by approximately $1.6 million year-over-year to $53.9 million driven primarily by positive foreign exchange rate fluctuations and the activation of the Dungavel House Immigration Removal Centre in Scotland in the third quarter 2011 offset by the deactivation of the Campsfield House Immigration Removal Centre in England in the second quarter 2011.

Reconciliation Tables and Supplemental Disclosure

GEO has made available a Supplemental Disclosure which contains reconciliation tables of pro forma net income to net income, Adjusted EBITDA to net income, Adjusted Funds from Operations to net income along with supplemental financial and operational information on GEO’s business segments. Please see the section of this press release below entitled “Note to Reconciliation Tables and Supplemental Disclosure - Important Information on GEO’s Non-GAAP Financial Measures” for information on how GEO defines pro forma net income, Adjusted EBITDA, and Adjusted Funds from Operations. GEO’s Reconciliation Tables can be found herein and in GEO’s Supplemental Disclosure which is available on GEO’s Investor Relations webpage at www.geogroup.com.

2012 Financial Guidance

GEO issued its initial financial guidance for 2012. GEO expects its full year 2012 revenues to be in a range of $1.66 billion to $1.68 billion and its 2012 pro forma earnings per share to be in a range of $1.50 to $1.60 per share, excluding $0.07 per share in start-up/transition expenses and international bid and proposal costs.

GEO expects its 2012 Adjusted EBITDA to be in a range of $330.0 million to $340.0 million and its 2012 Adjusted Funds from Operations to be in a range of $195.0 million to $205.0 million, or $3.18 to $3.34 per share.

GEO expects its first quarter 2012 revenues to be in a range of $408.0 million to $413.0 million and its pro forma earnings per share to be in a range of $0.30 to $0.32 per share, excluding $0.04 per share in start-up/transition expenses and international bid and proposal costs.

Compared to fourth quarter 2011 results, GEO’s first quarter 2012 guidance reflects higher payroll taxes, which are frontloaded in the beginning of the year. Given the growth in its workforce as a result of the acquisitions of Cornell Companies (“Cornell”) in August 2010 and BI in February 2011 and significant increases in unemployment tax rates, GEO’s first quarter 2012 payroll tax expense is expected to be approximately $0.05 to $0.06 per share higher than in other quarters. GEO’s first quarter 2012 guidance also reflects the deactivation of two company-owned community correctional facilities in California in late 2011, which represents a quarterly negative earnings impact of $0.01 to $0.02 per share.

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Contact:	Pablo E. Paez	(866) 301 4436
Vice President, Corporate Relations

N E W S    R E L E A S E

GEO’s full year 2012 earnings guidance reflects the impact of the California Offender Realignment Plan, which went into effect on October 1, 2011, and resulted in the cancelation of three of GEO’s community correctional facility contracts in California as well as a contract for the housing of out-of-state California inmates at GEO’s North Lake Correctional Facility in Michigan. GEO’s 2012 financial guidance also reflects the cancellation of its Golden State Community Correctional Facility contract, which will result in the closure of the facility effective July 1, 2012. This contract cancelation is expected to have a year-over-year negative earnings impact of approximately $0.03 to $0.04 per share, which includes the carrying costs associated with keeping the facility idle.

Additionally, GEO’s 2012 financial guidance reflects an extended start-up and additional staffing expenses, representing $0.02 to $0.03 per share, for the GEOAmey transportation project as a result of incumbent employee laws in the United Kingdom and a larger and newly configured geographic area, which will result in a slower phase-down of the employee labor force. GEO expects its GEOAmey transportation project to achieve normalized operations and profitability starting in 2013.

GEO’s 2012 financial guidance also assumes the continued phase-in of the 1,500 Riverbend Correctional Facility in Georgia and the 1,066-bed Plainfield Short Term Offender Program Facility in Indiana as well as the activation of the 600-bed Karnes Civil Detention Center in Texas in the first quarter of 2012, the 512-bed expansion of the New Castle Correctional Facility in Indiana in the second quarter of 2012, and the 650-bed Adelanto ICE Processing Center in California in the third quarter of 2012. GEO expects these project activations to result in start-up and phase-in expenses during 2012 with the full annualized earnings contribution for these projects expected in 2013.

GEO’s 2012 financial guidance does not assume the potential reactivation of approximately 7,700 current and projected idle beds which GEO is actively marketing to local, state, and federal customers. The carrying costs associated with keeping the facilities idle represent approximately $0.15 per share, of which more than half are non-cash expenses. GEO’s annual guidance also reflects approximately $0.18 per share in intangibles amortization expense mostly related to the acquisitions of Cornell and BI.

Stock Repurchase Program

On July 14, 2011, GEO’s Board of Directors approved a stock repurchase program of up to $100.0 million of GEO’s common stock effective through December 31, 2012. Through the end of the fourth quarter 2011, GEO had repurchased approximately 3.9 million shares of its common stock for approximately $75.0 million.

Dividend Policy

GEO announced today that its Board has adopted a dividend policy. GEO expects to declare quarterly cash dividends of approximately $0.10 per share, or $0.40 per share annually, beginning in the fourth quarter 2012. The declaration of each quarterly cash dividend will be subject to approval by GEO’s Board and to meeting the requirements of all applicable laws and regulations. GEO’s Board retains the power to modify, suspend or cancel its dividend policy as it may deem necessary or appropriate in the future.

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Contact:	Pablo E. Paez	(866) 301 4436
Vice President, Corporate Relations

N E W S    R E L E A S E

Non-Recourse Bond Issuance

On December 9, 2011, the Washington Economic Development Finance Authority issued $54.4 million of its Taxable Economic Development Revenue Bonds, series 2011 (“2011 Revenue Bonds”). The 2011 Revenue Bonds were rated AA- by Standard & Poor’s Ratings Services, and the scheduled payment of principal and interest is guaranteed by municipal bond insurance issued by Assured Guaranty Municipal Corp. The 2011 Revenue Bonds have an average all-in cost of approximately 6.4%, including debt issuance costs and the bond discount, and maturity dates ranging from October 1, 2014 through October 1, 2021. The 2011 Revenue Bonds were issued to provide funds to make a loan to CSC of Tacoma, LLC, GEO’s wholly-owned subsidiary, for purposes of reimbursing GEO for costs incurred by GEO for the 2009 expansion of the Northwest Detention Center located in Tacoma, Washington and paying the costs of issuing the 2011 Revenue Bonds. The payment of principal and interest on the bonds is non-recourse to GEO. None of the bonds nor CSC’s obligations under the loan are obligations of GEO nor are they guaranteed by GEO.

Conference Call Information

GEO has scheduled a conference call and simultaneous webcast at 11:00 AM (Eastern Time) today to discuss GEO’s fourth quarter 2011 financial results as well as its progress and outlook. The call-in number for the U.S. is 1-888-680-0879 and the international call-in number is 1-617-213-4856. The participant pass-code for the conference call is 62498197. In addition, a live audio webcast of the conference call may be accessed on the Conference Calls/Webcasts section of GEO’s investor relations home page at www.geogroup.com. A replay of the audio webcast will be available on the website for one year. A telephonic replay of the conference call will be available until March 21, 2012 at 1-888-286-8010 (U.S.) and 1-617-801-6888 (International). The pass-code for the telephonic replay is 74160354.

About The GEO Group, Inc.

The GEO Group, Inc. is the world’s leading diversified provider of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, and the United Kingdom. GEO’s worldwide operations include 20,000 employees, 115 correctional, detention and residential treatment facilities, including projects under development, and 80,000 owned and/or managed beds.

Note to Reconciliation Tables and Supplemental Disclosure -

Important Information on GEO’s Non-GAAP Financial Measures

Pro Forma Net Income, Adjusted EBITDA and Adjusted Funds From Operations are non-GAAP financial measures that are presented as supplemental disclosures.

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Contact:	Pablo E. Paez	(866) 301 4436
Vice President, Corporate Relations

N E W S    R E L E A S E

Pro Forma Net Income is defined as net income adjusted for net loss attributable to non-controlling interests, start-up/transition expenses, net of tax, international bid and proposal expenses, net of tax, M&A-related expenses, net of tax, loss on extinguishment of debt, net of tax, gain on land sale, net of tax, and IRS settlement, net of tax. GEO believes that Pro Forma Net Income is useful to investors as it provides information about the performance of GEO’s overall business because such measure eliminates the effects of certain unusual or non-recurring charges that are not directly attributable to GEO’s underlying operating performance, it provides disclosure on the same basis as that used by GEO’s management and it provides consistency in GEO’s financial reporting and therefore continuity to investors for comparability purposes. GEO’s management uses Pro Forma Net Income to monitor and evaluate its operating performance and to facilitate internal and external comparisons of the historical operating performance of GEO and its business units.

Adjusted EBITDA is defined as net income before net interest expense, income tax provision, depreciation and amortization, and tax provision on equity in earnings of affiliate, adjusted for net loss attributable to non-controlling interests, stock-based compensation, pre-tax, start-up/transition expenses, pre-tax, international bid and proposal expenses, pre-tax, M&A-related expenses, pre-tax, loss on extinguishment of debt, pre-tax, gain on land sale, pre-tax, and IRS settlement, pre-tax. GEO believes that Adjusted EBITDA is useful to investors as it provides information about the performance of GEO’s overall business because such measure eliminates the effects of certain unusual or non-recurring charges that are not directly attributable to GEO’s underlying operating performance, it provides disclosure on the same basis as that used by GEO’s management and it provides consistency in GEO’s financial reporting and therefore continuity to investors for comparability purposes. GEO’s management uses Adjusted EBITDA to monitor and evaluate its operating performance and to facilitate internal and external comparisons of the historical operating performance of GEO and its business units.

Adjusted Funds From Operations is defined as net income excluding depreciation and amortization, income tax provision, income taxes paid, stock-based compensation, maintenance capital expenditures, equity in earnings (loss) of affiliates, net of tax, amortization of debt costs and other non-cash interest, net loss attributable to non-controlling interests, start-up/transition expenses, international bid and proposal expenses, M&A-related expenses, loss on extinguishment of debt, gain on land sale, net of tax, and IRS settlement, net of tax. GEO believes that Adjusted Funds From Operations is useful to investors as it provides information regarding cash that GEO’s operating business generates before taking into account certain cash and non-cash items that are non-operational or infrequent in nature, it provides disclosure on the same basis as that used by GEO’s management and it provides consistency in GEO’s financial reporting and therefore continuity to investors for comparability purposes. GEO’s management uses Adjusted Funds From Operations to monitor and evaluate its operating performance and to facilitate internal and external comparisons of the historical operating performance of GEO and its business units.

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Contact:	Pablo E. Paez	(866) 301 4436
Vice President, Corporate Relations

N E W S    R E L E A S E

GEO has made available a Supplemental Disclosure which contains reconciliation tables of pro forma net income to net income, Adjusted EBITDA to net income, Adjusted Funds from Operations to net income along with supplemental financial and operational information on GEO’s business segments. GEO’s Reconciliation Tables can be found herein and in GEO’s Supplemental Disclosure which is available on GEO’s Investor Relations webpage at www.geogroup.com.

Safe-Harbor Statement

This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding financial guidance for first quarter 2012 and full year 2012, our expectation to declare quarterly cash dividends and the amount and timing of such dividends, our expectations regarding the GEOAmey transportation project achieving normalized operations and profitability, and our estimates regarding the timing of earnings contributions by the three new project activations. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to meet its financial guidance for 2012 given the various risks to which its business is exposed; (2) GEO’s ability to declare a quarterly cash dividend beginning in the fourth quarter 2012; (3) GEO’s ability to successfully pursue further growth and continue to create shareholder value; (4) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (5) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (6) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (7) GEO’s ability to obtain future financing on acceptable terms; (8) GEO’s ability to sustain company-wide occupancy rates at its facilities; (9) any difficulties encountered in maintaining relationships with customers, employees or suppliers as a result of the transactions with Cornell and BI; (10) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; and (11) other factors contained in GEO’s Securities and Exchange Commission filings, including the Form 10-K, 10-Q and 8-K reports.

Fourth quarter and full-year 2011 financial tables to follow:

Contact:	Pablo E. Paez	(866) 301 4436
Vice President, Corporate Relations

N E W S    R E L E A S E

THE GEO GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE FISCAL QUARTER AND FISCAL YEAR ENDED

JANUARY 1, 2012 AND JANUARY 2, 2011

(In thousands, except per share data)

(UNAUDITED)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	January 1, 2012	January 2, 2011	January 1, 2012	January 2, 2011
Revenues	$406,469	$374,398	$1,612,899	$1,269,968
Operating Expenses	305,929	280,672	1,221,580	975,020
Depreciation and Amortization	23,509	16,015	85,341	48,111
General and Administrative Expenses	27,389	34,336	113,809	106,364

Operating Income	49,642	43,375	192,169	140,473
Interest Income	2,073	1,823	7,038	6,271
Interest Expense	(19,682)	(12,529)	(75,382)	(40,707)
Loss on Extinguishment of Debt	—	—	—	(7,933)

Income Before Income Taxes and Equity in Earnings of Affiliate	32,033	32,669	123,825	98,104
Provision for Income Taxes	12,617	10,972	47,925	39,532
Equity in Earnings (Loss) of Affiliate, net of income tax provision of $701, $540, $2,406 and $2,212	(789)	1,350	1,563	4,218

Net Income	$18,627	$23,047	$77,463	$62,790
Loss Attributable to Noncontrolling Interests	112	451	1,162	678

Net Income Attributable to The GEO Group, Inc.	$18,739	$23,498	$78,625	$63,468

Weighted Average Common Shares Outstanding:
Basic	61,615	64,231	63,425	55,379

Diluted	61,780	64,697	63,740	55,989

Income per Common Share Attributable to The GEO Group, Inc.:
Net income per common share - Basic	$0.30	$0.37	$1.24	$1.15
Net income per common share - Diluted	$0.30	$0.36	$1.23	$1.13

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Contact:	Pablo E. Paez	(866) 301 4436
Vice President, Corporate Relations

N E W S    R E L E A S E

THE GEO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

January 1, 2012 and January 2, 2011

(UNAUDITED)

	2011	2010
	(In thousands, except share data)
ASSETS
Current Assets
Cash and cash equivalents	$44,753	$39,664
Restricted cash and investments (including VIEs[1] of $35,435 and $34,049, respectively)	42,535	41,150
Accounts receivable, less allowance for doubtful accounts of $2,453 and $1,308	292,783	275,778
Deferred income tax assets, net	28,726	29,115
Prepaid expenses and other current assets	50,532	36,377

Total current assets	459,329	422,084

Restricted Cash and Investments (including VIEs of $38,930 and $33,266, respectively)	57,912	49,492
Property and Equipment, Net (including VIEs of $162,665 and $167,209, respectively)	1,706,171	1,511,292
Assets Held for Sale	4,363	9,970
Direct Finance Lease Receivable	32,146	37,544
Deferred Income Tax Assets, Net	1,711	936
Goodwill	508,066	236,594
Intangible Assets, Net	200,342	87,813
Other Non-Current Assets	79,576	56,648

Total Assets	$3,049,616	$2,412,373

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$69,653	$73,880
Accrued payroll and related taxes	38,642	33,361
Accrued expenses	126,857	118,472
Current portion of capital lease obligations, long-term debt and non-recourse debt (including VIEs of $20,770 and $19,365, respectively)	53,666	41,574

Total current liabilities	288,818	267,287

Deferred Income Tax Liabilities	125,209	55,318
Other Non-Current Liabilities	56,381	46,862
Capital Lease Obligations	13,087	13,686
Long-Term Debt	1,319,068	798,336
Non-Recourse Debt (including VIEs of $108,335 and $132,078, respectively)	208,532	191,394
Total shareholders’ equity	1,038,521	1,039,490

Total Liabilities and Shareholders’ Equity	$3,049,616	$2,412,373

[1]	Variable interest entities or “VIEs”

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Contact:	Pablo E. Paez	(866) 301 4436
Vice President, Corporate Relations

N E W S    R E L E A S E

Reconciliation Tables for Fourth Quarter and Full-Year 2011 and 2010

Reconciliation of Pro Forma Net Income to Net Income

(In thousands except per share data)

	13 Weeks Ended 1-Jan-12	13 Weeks Ended 2-Jan-11	52 Weeks Ended 1-Jan-12	52 Weeks Ended 2-Jan-11

Net Income	$18,627	$23,047	$77,463	$62,790
Start-up/transition expenses, net of tax	5,207	—	15,074	2,287
International bid and proposal expenses, net of tax	—	—	703	—
Net loss attributable to non-controlling interests	112	451	1,162	678
M&A Related Expenses, net of tax	—	6,668	4,129	18,187
Loss on Extinguishment of Debt, net of tax	—	—	—	4,758
Gain on Land Sale, net of tax	—	(482)	—	(482)
IRS Settlement, net of tax	—	(2,941)	—	(2,941)

Pro forma net income	$23,946	$26,743	$98,531	$85,277

Diluted earnings per share	$0.30	$0.36	$1.22	$1.12
Start-up/transition expenses, net of tax	0.09	—	0.24	0.04
International bid and proposal expenses, net of tax	—	—	0.01	—
Net loss attributable to non-controlling interests	—	0.01	0.02	0.01
M&A Related Expenses, net of tax	—	0.10	0.06	0.32
Loss on Extinguishment of Debt, net of tax	—	—	—	0.09
Gain on Land Sale, net of tax	—	(0.01)	—	(0.01)
IRS Settlement, net of tax	—	(0.05)	—	(0.05)

Diluted pro forma earnings per share	$0.39	$0.41	$1.55	$1.52

Weighted average common shares outstanding-diluted	61,780	64,697	63,740	55,989

Reconciliation from Adjusted EBITDA to Net Income

(In thousands)

	13 Weeks Ended 1-Jan-12	13 Weeks Ended 2-Jan-11	52 Weeks Ended 1-Jan-12	52 Weeks Ended 2-Jan-11

Net Income	$18,627	$23,047	$77,463	$62,790
Interest expense, net	17,609	10,706	68,344	34,436
Income tax provision	12,617	10,972	47,925	39,532
Depreciation and amortization	23,509	16,015	85,341	48,111
Tax provision on equity in earnings of affiliate	701	540	2,406	2,212

EBITDA	$73,063	$61,280	$281,479	$187,081

Adjustments
Net loss attributable to non-controlling interests	$112	$451	$1,162	$678
Stock Based Compensation, pre-tax	1,270	1,106	6,113	4,639
Start-up/transition expenses, pre-tax	7,084	—	22,364	3,812
International bid and proposal expenses, pre-tax	—	—	1,091	—
M&A Related Expenses, pre-tax	—	9,693	6,308	25,381
Loss on Extinguishment of Debt, pre-tax	—	—	—	7,933
Gain on Land Sale, pre-tax	—	(801)	—	(801)
IRS Settlement, pre-tax	—	(3,323)	—	(3,323)

Adjusted EBITDA	$81,529	$68,406	$318,517	$225,400

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Contact:	Pablo E. Paez	(866) 301 4436
Vice President, Corporate Relations

N E W S    R E L E A S E

Reconciliation of Adjusted Funds from Operations to Net Income

(In thousands)

	13 Weeks Ended 1-Jan-12	13 Weeks Ended 2-Jan-11	52 Weeks Ended 1-Jan-12	52 Weeks Ended 2-Jan-11

Net Income	$18,627	$23,047	$77,463	$62,790
Net loss attributable to non-controlling interests	112	451	1,162	678
Depreciation and Amortization	23,509	16,015	85,341	48,111
Income Tax Provision	12,617	10,972	47,925	39,532
Income Taxes Paid	(5,876)	(9,624)	(15,892)	(34,475)
Stock Based Compensation	1,270	1,106	6,113	4,639
Maintenance Capital Expenditures	(11,164)	(6,952)	(35,264)	(17,244)
Equity in Earnings (loss) of Affiliates, Net of Income Tax	789	(1,350)	(1,563)	(4,218)
Amortization of Debt Costs and Other Non-Cash Interest	597	(189)	1,745	3,209
Start-up/transition expenses	7,084	—	22,364	3,812
M&A Related Expenses	—	9,693	6,308	25,381
International bid and proposal expenses	—	—	1,091	—
Loss on Extinguishment of Debt	—	—	—	7,933
Gain on Land Sale, net of tax	—	(801)	—	(801)
IRS Settlement, net of tax	—	(3,323)	—	(3,323)

Adjusted Funds from Operations	$47,565	$39,045	$196,793	$136,024

Adjusted Funds from Operations Per Share	$0.77	$0.60	$3.09	$2.43

Weighted average common shares outstanding-diluted	61,780	64,697	63,740	55,989

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Contact:	Pablo E. Paez	(866) 301 4436
Vice President, Corporate Relations